Exhibit 3.23

AMENDED & RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SIRIUS FEDERAL, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of SIRIUS FEDERAL, LLC, a Maryland limited liability company (the “Company”), is dated and effective as of the 1st day of July, 2022, by and between the Company and CDW Government LLC, an Illinois limited liability company, as the sole member of the Company (the “Member”).

RECITAL

The Company was organized as a Maryland limited liability company on March 30, 2016, pursuant to the Articles of Organization filed with the Maryland Secretary of State (“MSOS”).

Prior to December 28, 2021, the sole member of the Company was Sirius Computer Solutions, Inc., a Texas corporation. On December 28, 2021, Sirius Computer Solutions, Inc. converted into a Texas limited liability company under the name Sirius Computer Solutions, LLC. Then, on July 1, 2022, Sirius Computer Solutions, LLC distributed 100% of its membership interests in the Company up-the-chain to CDW LLC, an Illinois limited liability company, and subsequently, on July 1, 2022, CDW LLC contributed 100% of its membership interests in the Company to CDW Government LLC, an Illinois limited liability company. Therefore, the Company now desires to amend and restate its Operating Agreement to admit CDW Government LLC as the sole member of the Company.

ARTICLE I

The Limited Liability Company

1.1 Formation. The Company was organized as a Maryland limited liability company effective March 30, 2016, pursuant to the Articles of Organization executed and filed with MSOS in accordance with the applicable laws of the Maryland Limited Liability Company Act, as amended and in effect from time to time (the “Act”).

1.2 Name. The name of the Company is “SIRIUS FEDERAL, LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted. Any change in the Company’s name shall be made by the Member in accordance with and pursuant to the Act.

1.3 Business Purpose; Powers. The Company is formed for the purpose of engaging in any lawful purpose or business for which limited liability companies may be formed under the Act. The Company shall have and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to effect any or all of the purposes for which the Company is organized.

1.4 Principal Business Office. The principal place of business of the Company shall be located at 2151 Priest Bridge Drive, Crofton, MD 21114, or at such other or additional locations within or without the State of Maryland as the Member, in its discretion, may determine.

1.5 Registered Office and Agent. The location of the registered office of the Company in the State of Maryland is 2405 York Road, Suite 201, Lutherville Timonium, MD 21093-2264. The Company’s Registered Agent at such address is The Corporation Trust Incorporated. The registered office and/or registered agent of the Company may be changed from time to time at the discretion of the Member.

1.6 Qualification in Other Jurisdictions. The Member shall have authority to cause the Company to do business in jurisdictions other than the State of Maryland.

1.7 Term. Subject to the provisions of Article VII below, the Company shall have perpetual existence.

ARTICLE II

The Member

2.1 The Member. The name and address of the Member is as follows:

Name	Address

CDW Government LLC	230 N. Milwaukee Avenue, Vernon Hills, IL 60061

2.2 Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting or without a meeting by the written consent of the Member. Meetings of the Member may be called at any time by the Member.

2.3 Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member.

2.4 Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

2.5 Management. The management, operation and policy of the Company shall be vested exclusively in the Member. The Member, acting through its duly authorized agents, is authorized and empowered on behalf and in the name of the Company to perform all acts and engage in all activities and transactions which it may in its sole discretion deem necessary or advisable in order to cause the Company to carry out its purpose and exercise the powers granted to the Company hereunder and under the Act. The Member is an agent of the Company and the actions of the Member in such capacity shall be binding on the Company without liability to the Member.

ARTICLE III

Officers

3.1 Designation of Officers. The Member may, from time to time, designate one or more individuals to be officers of and to act for the Company. No officer need be a resident of the State of Maryland. Any officers so designated shall have such authority and perform such duties as the Member may, from time to time, prescribe or as may be provided in this Agreement, including the power to execute documents on behalf of the Company subject to the limits set forth herein. The Member may assign titles to particular officers. Unless the Member otherwise specifies, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority, duties and ability to bind the Company that are normally associated with that office under the laws of the State of Maryland, subject to any specific limitations on authority and duties made to such officer by the Member pursuant to this Section 3.1. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed. Any number of offices may be held by the same individual.

3.2 Resignation; Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. Any officer may be removed as such, either with or without cause, by the Member; provided that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create any contract rights, except as otherwise set forth herein. Any vacancy occurring in any office of the Company may be filled by the Member.

3.3 Duties of Officers Generally. Except as otherwise set forth in this Agreement, each officer shall owe to the Company and its Member the same fiduciary duties (including the duties of care and loyalty) that such individuals would owe to a Maryland corporation and its shareholders as an officer thereof.

3.4 Appointed Officers. In addition to officers designated by the Member in accordance with this Article III, the President may appoint other officers below the level of Member-appointed Vice President as the President may from time to time deem expedient and may designate for such officers titles that appropriately reflect their positions and responsibilities. Such appointed officers shall have such powers and shall perform such duties as may be assigned to them by the President or the senior officer to whom they report, consistent with corporate policies. An appointed officer shall serve until the earlier of such officer’s resignation or such officer’s removal by the President at any time, either with or without cause.

ARTICLE IV

Capital Structure and Contributions

4.1 Capital Structure and Contributions.

(a) The capital structure of the Company shall consist of membership interests (the “Membership Interests”). All Membership Interests shall be identical with each other in every respect. The Member shall own one hundred percent (100%) of the Membership Interests issued and outstanding, as set forth on Schedule A attached hereto. The Company may in its discretion issue certificates to the Member representing the Membership Interests held by such Member. The Member hereby agrees that the Membership Interests shall be securities governed by the Uniform Commercial Code of the applicable jurisdiction.

(b) The Member shall have the right, at any time and from time to time, to make any optional contributions to the capital of the Company in the form of cash, property, promissory note or services, or any combination thereof.

(c) The Company shall be permitted to incur indebtedness for borrowed money, from the Member or otherwise, with the Member’s consent and approval.

ARTICLE V

Distributions

5.1 Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to the Member, and shall authorize and distribute to the Member, the determined amount when, as and if declared by the Member. The distributions of the Company shall be distributed entirely to the Member.

ARTICLE VI

Events of Dissolution

The Company shall be dissolved upon the first of the following events to occur:

(a) The consent of the Member at any time to dissolve and wind up the affairs of the Company; or

(b) The occurrence of any other event that causes the dissolution of a limited liability company under the Act.

In the event of any dissolution of the Company, the Member shall be in charge of such dissolution, and the Member shall immediately proceed with an orderly winding up of the Company’s business and affairs and the orderly liquidation of the Company and its assets and make final distributions as provided in the Act; provided, that until all final distributions are made, the Member shall continue to operate the Company. The duties of care and loyalty described in the Act still apply to the Member during the winding up and liquidation period. The costs of liquidation shall be borne as a Company expense. The Member shall not receive any additional compensation for services rendered during the winding up and liquidation of the Company.

Notwithstanding any provisions of the Act or other applicable law, an insolvency event, including a bankruptcy filing, by or against the Company or a Member shall not cause a dissolution of the Company nor shall such an insolvency event, including a bankruptcy filing, by or against a Member effect a deemed assignment, transfer, withdrawal or dissociation of such Member’s interest in the Company or otherwise have any effect whatsoever on such Member’s interest.

ARTICLE VII

Transfer of the Member’s Membership Interests

The Member may sell, assign, transfer, convey, gift, exchange, pledge or otherwise dispose of any or all of its Membership Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Membership Interests are to be transferred agreeing to be bound by the terms of this Agreement as amended from time to time, such person shall be admitted as a member.

ARTICLE VIII

Exculpation and Indemnification

8.1 Exculpation. No officer of the Company or member of the Board of Directors or Managers (each a “Manager”) or officer of any of its direct or indirect subsidiaries (each a “Subsidiary,” and collectively, “Subsidiaries”) shall be liable to the Company or such Subsidiary, any other officer of the Company or any other officer or Manager of any Subsidiary or to any Member for any loss suffered by the Company or any Subsidiary unless such loss is caused by such officer of the Company’s or such Manager or officer of such Subsidiary’s gross negligence, willful misconduct, knowing violation of law or material breach of this Agreement or any other agreement between the Company or any Subsidiary and such officer of the Company or such Manager or officer of such Subsidiary. No officer of the Company and no Manager or officer of any direct or indirect Subsidiary shall be liable to the Company or such Subsidiary, any other Manager or officer or any Member for errors in judgment or for any acts or omissions that do not constitute gross negligence, intentional misconduct, knowing violation of law or material breach of this Agreement or other agreement with the Company or its Subsidiaries. Any officer of the Company and any Manager or officer of any of its Subsidiaries may consult with the Company’s and such Subsidiary’s counsel and accountants in respect of the Company’s and such Subsidiary’s affairs, and provided such officer of the Company or Manager or officer of such Subsidiary, as the case may be, acts in good faith reliance upon the advice or opinion of such counsel or accountants, such officer of the Company or such Manager or officer of such Subsidiary, as the case may be, shall not be liable for any loss suffered by the Company or such Subsidiary in reliance thereon.

8.2 Right to Indemnification. Subject to the limitations and conditions as provided in this Article VIII, each person or entity (“Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was an officer of the Company or, while an officer of the Company, is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, shall be indemnified by the Company to the fullest extent permitted under applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’

fees) actually incurred by such Person in connection with such Proceeding; provided that (a) such Person’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and (b) such course of conduct did not constitute gross negligence, intentional misconduct, or knowing violation of law on the part of such Person and otherwise was materially in accordance with the terms of this Agreement. Indemnification under this Article VIII shall continue with respect to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article VIII shall be deemed contractual rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence other than gross negligence.

8.3 Advance Payment. The right to indemnification conferred in this Article VIII shall, upon approval by the Member in each instance, include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 8.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Article VIII and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VIII or otherwise.

8.4 Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any Person, as determined by the Member, by reason of the fact that such Person was an employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it shall indemnify and advance expenses to Managers and officers under this Article VIII.

8.5 Appearance as a Witness. Notwithstanding any other provision of this Article VIII, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Manager, officer or employee in connection with his or her appearance as a witness or other participation in a Proceeding related to or arising out of the business of the Company at a time when he or she is not a named defendant or respondent in the Proceeding.

8.6 Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VIII shall not be exclusive of any other right which a Manager, officer or other Person indemnified pursuant to this Article VIII may have or hereafter acquire under any law (common or statutory), any provision of the Articles of Organization or this Agreement, any other separate contractual arrangement, any vote of the Member or disinterested Managers, or otherwise.

8. 7 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as an officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any expense, liability or loss, whether or not the Company would have the obligation to indemnify such Person against such expense, liability or loss under this Article VIII.

8.8 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, officer or any other Person indemnified pursuant to this Article VIII as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by applicable law.

8.9 Limitation. The exculpation provisions and indemnification obligations set forth in this Article VIII shall not apply to any acts or omissions that occur at or prior to the consummation of the transactions contemplated by that certain Purchase and Sale Agreement, dated as of October 15, 2021, by and between CDW LLC, an Illinois limited liability company, and Sirius Computer Solutions Holdco, LP, a Delaware limited partnership.

ARTICLE IX

Miscellaneous

9.1 Tax Treatment. The Company shall be taxed as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

9.2 Amendments. Amendments to this Agreement and to the Articles of Organization shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the Member or if none is specified as of the date of such approval or as otherwise provided in the Act.

9.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws thereof.

9.5 Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Maryland or any other laws.

9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Limited Liability Company Agreement as of the day first above written.

CDW GOVERNMENT LLC

By:	/s/ Frederick J. Kulevich
Name:	Frederick J. Kulevich
Its:	Secretary

SIRIUS FEDERAL, LLC

By:	/s/ Frederick J. Kulevich
Name:	Frederick J. Kulevich
Its:	Secretary

[Signature Page to Sirius Federal, LLC Amended and Restated Limited Liability Company Agreement]

SCHEDULE A

Name of Member	Percentage of Membership Interests
CDW Government LLC	100%